News Release

For Information Contact:

Jerald K. Dittmer, Vice President and CFO (563) 264-7400
Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 264-7406

HNI Corporation Announces Results for
Third Quarter - Fiscal 2004

MUSCATINE, Iowa (October 21, 2004)-HNI Corporation (NYSE: HNI) today announced sales of $573.5 million and net income of $36.7 million for the third quarter ending October 2, 2004.

Consolidated net sales for the third quarter increased 14.7 percent to $573.5 million compared to $500.1 million for the same quarter last year.  The third quarter 2003 represented a 14-week period rather than the normal 13-week period as a result of the Company's 52/53-week fiscal year.  Excluding the extra week in third quarter 2003 net sales, on a comparative basis, increased approximately 23.5 percent.  In July 2004, the Company completed the acquisition of Omni Remanufacturing, Inc., a panel systems re-manufacturer and office furniture services company and Edward George Company, a distributor of fireplaces and other building materials.   Sales from the Company's acquisitions of Paoli, Inc. in January 2004, along with the acquisitions completed in third quarter 2004, accounted for approximately $40 million of the increase in sales.  Approximately $14 million was due to price increases.

Net income was $36.7 million compared to $34.4 million in the same period in 2003, an increase of 6.8 percent.  Net income per share was $0.65 per diluted share compared to $0.59 per diluted share in third quarter 2003, an increase of 10.2 percent.  Net income per share was positively impacted by the Company's share repurchase program.

Gross margins for the third quarter were 35.9 percent compared to 36.7 percent for the same quarter last year.  "While we continued to experience productivity improvements and other cost reductions from our RCI initiatives, the impact of approximately $22 million in increased steel costs and $4 million of other material costs, more than offset the benefit of the price increases and leveraging of fixed costs over higher volumes," said Stan Askren, HNI Corporation President and CEO.  The increased steel and other material costs net of price increases, reduced gross margins approximately 2.0 percentage points for the quarter.  Included in gross margin for the third quarter of 2003 was $5.1 million of accelerated depreciation of machinery and equipment related to the shutdown of two facilities reducing margins by 1.0 percentage points.

Total selling and administrative expenses, including restructuring charges, for the quarter decreased as a percent of sales, compared to third quarter 2003.  Included in third quarter 2004 were incremental investments of approximately $3 million in brand building and selling initiatives, increased freight and distribution costs of $5 million due to volume, rate increases and fuel surcharges, additional selling and administrative costs of $11 million associated with the new acquisitions, and current period restructuring charges of $0.1 million related to the 2003 closure and consolidation of two office furniture facilities.  Third quarter 2003 included restructuring charges of $3.9 million.

For the first nine months of 2004, consolidated net sales increased 19.0 percent to $1.5 billion compared to $1.3 billion in 2003.  Sales from the Company's acquisitions during 2004 accounted for approximately $91 million of the sales increase.  Approximately $16 million was due to price increases.  Gross margins year-to-date increased to 36.2 percent compared to 36.1 percent last year.  Included in 2004 gross margins is approximately $36 million of increased steel costs and $7 million of additional other material costs.  Included in 2003 gross margins was $6.7 million of accelerated depreciation related to facility shutdowns, which reduced margins 0.5 percentage points.  Net income was $85.0 million or $1.47 per diluted share compared to $70.5 million or $1.21 per diluted share in 2003, an increase of 21.5 percent.

Cash flow from operations for the first nine months increased to $110.1 million compared to $94.7 million last year.  Capital expenditures were $24.4 million in 2004 compared to $32.1 million in 2003.  The Company completed the acquisitions of Paoli Inc., Omni Remanufacturing Inc., Edward George Company, and a small hearth distributor for a total of $131.9 million during 2004.  The Company repurchased 2,469,800 shares of its common stock at a cost of approximately $97.7 million during the first nine months compared to $21.5 million in the same period in 2003.  There is approximately $43.6 million of the Board's current repurchase authorization remaining to purchase common stock.  During the first quarter of 2004 the Company paid off $26.1 million of convertible debentures related to a previous hearth acquisition, which reduced interest expense.  "We have invested our cash in core growth initiatives, strategic acquisitions and share repurchases which we feel will enhance our long-term return to shareholders while maintaining a significant capacity for funding our future growth," stated Mr. Askren.

Office Furniture

For the quarter, net sales for the office furniture segment increased 15.2 percent to $435.7 million from $378.4 million for the same quarter last year.  Adjusting for the extra week in third quarter 2003, net sales, on a comparative basis, increased approximately 24 percent.  "We are pleased with the continued increase in market share growth in our brands," said Mr. Askren.  The Business and Institutional Furniture Manufacturer's Association (BIFMA) reported an increase in shipments for the first eight months of 4 percent compared to the prior year.  Sales from the Company's acquisition of Paoli and Omni Remanufacturing accounted for approximately $32 million of the increase while approximately $9.5 million was due to price increases.  Operating profit prior to unallocated corporate expenses increased to $48.0 million compared to $45.2 million in 2003.  Operating profit as a percent of net sales decreased to 11.0 percent compared to 12.0 percent in 2003 due to higher steel, other material and freight costs.  Net sales on a year-to-date basis increased 19.7 percent to $1.2 billion compared to $1.0 billion in 2003.  Operating profit as a percent of sales was flat at 10.0 percent for both years.

Hearth Products

For the quarter, net sales for the hearth products segment increased 13.2 percent to $137.8 million from $121.7 million for the same quarter last year.  Adjusting for the extra week in third quarter 2003, net sales, on a comparative basis, actually increased approximately 22 percent.  Sales from the Company's acquisition of Edward George Company accounted for approximately $7.8 million of the increase while approximately $4.4 million was due to price increases.  Operating profit prior to unallocated corporate expenses remained flat at $17.5 million due to increased steel and freight costs.  Operating profit as a percent of sales decreased to 12.7 percent compared to 14.3 percent for the same quarter last year.  Net sales on a year-to-date basis increased 16.9 percent to $376.1 million compared to $321.7 million.  Operating profit as a percent of sales increased to 11.6 percent compared to 10.5 percent in 2003.  Improved profitability on a year-to-date basis is a result of leveraging fixed costs over a higher sales volume, a stronger mix of sales through owned distribution, and price increases partially offset by higher steel and freight costs.

2004 Outlook

"We continue to see moderate growth trends in the overall office furniture and hearth products markets.  Our core businesses are running well but have been negatively impacted by increased steel costs and oil based material prices," stated Mr. Askren.  "We continue to look at price increases driven by material costs, but due to the competitive environment and a timing lag of price effectivity, we anticipate a comparable gap between price increases and steel costs experienced during the third quarter to continue through the remainder of the year."

The Company continues to focus on creating long-term shareholder value by growing its business through aggressive investment in building brands, enhancing its strong member-owner culture and remaining focused on its rapid continuous improvement programs to build best total cost.

Conference Call

HNI Corporation will host a conference call on Thursday, October 21, 2004, at 10:00 a.m. Central to discuss third quarter fiscal 2004 results.  To participate, call the conference call line at 888-273-9885.  A replay of the conference call will be available until Thursday, October 28, 2004.  To access this replay, dial 800-475-6701, access code 749522.  A link to the simultaneous web cast can be found on the company's website at www.hnicorp.com.

HNI Corporation provides products and solutions for the home and workplace environments and is the second largest office furniture manufacturer in the United States.  HNI Corporation is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The Company's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Heatilator®, Heat & Glo®, Quadra-Fire®, and Fireside Hearth & HomeTM have leading positions in their markets. HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness. By doing so, the Company was recognized for the sixth consecutive year as one of the 400 Best Big Companies in America by Forbes Magazine in 2004, and one of America's Most Admired Companies in the furniture industry by Fortune Magazine in 2004.  HNI Corporation's common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Company's website at www.hnicorp.com.

Forward-looking Statements

Statements in this news release that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results.  These risks include, among others: the Company's ability to realize financial benefits (a) from its price increases, (b) from its cost containment and business simplification initiatives, (c) from its investments in strategic acquisitions, new products and brand building, (d) from its investments in distribution and rapid continuous improvement and (e) from its repurchases of common stock; uncertainty related to the availability of cash to fund future growth; lower than expected demand for the Company's products due to uncertain political and economic conditions; lower industry growth than expected; uncertainty related to disruptions of business by terrorism or military action; competitive pricing pressure from foreign and domestic competitors; higher than expected costs and lower than expected supplies of materials (including steel and petroleum based materials); and other factors described in the Company's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

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                                              HNI Corporation

                 Unaudited Condensed Consolidated Statement of Operations

	Three Months Ended*		Nine Months Ended*
(Dollars in thousands, except per share data)	Oct. 2, 2004	Oct. 4, 2003	Oct. 2, 2004	Oct. 4, 2003
Net Sales	$ 573,457	$ 500,091	$ 1,546,099	$ 1,298,855
Cost of products sold	367,835	316,412	987,094	829,620
Gross profit	205,622	183,679	559,005	469,235
Selling and administrative expenses	147,594	127,472	424,753	354,877
Restructuring and impairment charges	135	3,881	870	6,146
Operating income	57,893	52,326	133,382	108,212
Interest income	131	1,148	1,180	2,532
Interest expense	160	531	734	2,329
Income before income taxes	57,864	52,943	133,828	108,415
Income taxes	21,120	18,530	48,847	37,945
Net income	$ 36,744	$ 34,413	$ 84,981	$ 70,470
Net income per common share - basic	$0.65	$0.59	$1.48	$1.21
Average number of common shares outstanding - basic	56,191,547	58,043,055	57,458,319	58,164,638
Net income per common share - diluted	$0.65	$0.59	$1.47	$1.21
Average number of common shares outstanding - diluted	56,635,074	58,447,954	57,893,214	58,470,659

* Three months ended October 4, 2003, represents 14 weeks of business activity compared to 13 weeks in the current year.  Nine months ended October 4, 2003, similarly represents 40 weeks compared to 39 weeks in the current year.

                            Unaudited Condensed Consolidated Balance Sheet

Assets			Liabilities and Shareholders' Equity
	As of			As of
	Oct. 2,	Jan. 3,		Oct. 2,	Jan. 3,
(Dollars in thousands)	2004	2004		2004	2004
Cash and cash equivalents Short-term investments	$ 2,678 6,710	$ 138,982 65,208	Accounts payable and accrued expenses	$ 243,467	$ 211,236
Receivables	265,489	181,459	Income taxes	21,253	5,958
Inventories Deferred income taxes	81,651 14,959	49,830 14,329	Note payable and current maturities of long-term debt	642	26,658
Prepaid expenses and other current assets	14,803	12,314	Current maturities of other long-term obligations	5,238	1,964
Current assets	386,290	462,122	Current liabilities	270,600	245,816

			Long-term debt	2,689	2,690
			Capital lease obligations	1,161	1,436
Property and equipment - net	316,006	312,368	Other long-term liabilities	33,362	24,262
Goodwill	223,251	192,086	Deferred income taxes	43,052	37,733
Other assets	111,877	55,250
			Shareholders' equity	686,560	709,889
Total assets	$1,037,424	$1,021,826	Total liabilities and shareholders' equity	$1,037,424	$1,021,826

                        Unaudited Condensed Consolidated Statement of Cash Flows

	Nine Months Ended
(Dollars in thousands)	Oct. 2, 2004	Oct. 4, 2003
Net cash flows from (to) operating activities	$ 110,079	$ 94,678
New cash flows from (to) investing activities:
Capital expenditures	(24,390)	(32,124)
Acquisition spending	(131,931)	-
Other	52,196	(77,211)
Net cash flows from (to) financing activities	(142,258)	(50,863)
Net increase (decrease) in cash and cash equivalents	(136,304)	(65,520)
Cash and cash equivalents at beginning of period	138,982	139,165
Cash and cash equivalents at end of period	$ 2,678	$ 73,645

                                       Unaudited Business Segment Data

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	Oct. 2, 2004	Oct. 4, 2003	Oct. 2, 2004	Oct. 4, 2003
Net Sales:
Office furniture	$435,696	$378,356	$1,170,045	$977,182
Hearth products	137,761	121,735	376,054	321,673
	$573,457	$500,091	$1,546,099	$1,298,855

Operating profit:
Office furniture
Operations before restructuring charges	$ 48,130	$ 49,123	$ 117,713	$ 103,897
Restructuring and impairment charges	(135)	(3,881)	(870)	(6,146)
Office furniture - net	47,995	45,242	116,843	97,751
Hearth products	17,499	17,452	43,702	33,820
Total operating profit	65,494	62,694	160,545	131,571
Unallocated corporate expense	(7,630)	(9,751)	(26,717)	(23,156)
Income before income taxes	$ 57,864	52,943	133,828	108,415

Depreciation and amortization expense:
Office furniture	$ 11,701	$ 17,978	$ 34,543	$ 42,465
Hearth products	3,588	3,309	11,219	10,266
General corporate	861	1,378	3,852	3,663
	$ 16,150	$ 22,665	$ 49,614	$ 56,394

Capital expenditures (including capitalized software):
Office furniture	$ 4,572	$ 4,555	$ 12,111	$ 14,481
Hearth products	3,421	1,629	9,964	11,303
General corporate	628	1,587	2,315	6,340
	$ 8,621	$ 7,771	$ 24,390	$ 32,124

			As of	As of
Identifiable assets:			Oct. 2, 2004	Oct. 4, 2003
Office furniture			$ 570,725	$ 478,299
Hearth products			363,580	316,508
General corporate			103,119	230,606
			$1,037,424	$ 1,025,413